Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion, as an exhibit, in the S-1 Filing of IDW Media Holdings, Inc., of our report dated January 27, 2020, except for notes 2 and 18, as to which the date is November 30, 2020, on our audit of the consolidated financial statements of IDW Media Holdings, Inc. as of October 31, 2019 and 2018.

/s/ Zwick & Banyai, PLLC
Southfield, Michigan December 9, 2020